JOINT DEVELOPMENT AGREEMENT

This Agreement is signed between:

Party A:	Beijing Century Junhui Investment Ltd. (“Party A”)
Address:	7F, Zhongtieke Building, No.2, Daliushu Road, Haidian District, Beijing
Representative:	YANG Wenhui
Party B:	Shenyang Xinchao Property Co., Ltd. (“Party B”)
Address:	No.69, Heping North Street, Heping District, Shenyang
Representative:	YU Kunpeng

Whereas: To jointly develop a commercial and residential project in Nanjing Street, Heping District, Shenyang (the “Project”), Party A and Party B have agreed on the terms after negotiation based on a fair and mutual foundation stated as follows:

Article 1.     Project Profile

1.1	Location of the Project

The Project is located at Nanjing Street, Heping District, Shenyang. To east, it can reach Nanjing North Street; to south, it can reach Bei Yi Road, to west, it can reach Nanning North Street, and to north, it can reach Taian Road.

1.2	Size of the Project

The total land area of the Project is approximately 7,105 square meters, the total construction area of the Project is approximately 83,050 square meters (including above ground construction area: 71,050 square meters, and under ground construction area: 12,000 square meters). The building bulk ratio is 10. The Project is developed for both residential and commercial use (the final area of the land will prevail to the Land and Design Department).

Article 2.     Structure

2.1  Within 10 working days since this Agreement come to effect, both Party A and Party B shall together invest RMB 80,000,000.00 to found a real estate development co., ltd. (“Project Company”). Both Parties will begin operation and business under the name of the Project Company.

Article 3.     Founding the Project Company

3.1     Both Parties agree to invest together in Shenyang to found a real estate development co., ltd. (“Project Company”) according to the terms stated below within 10 working days since this Agreement come to effect.

3.2     The registered investment capital of the Project Company is RMB 80,000,000.00. including Party A’s investment of RMB 40,000,000.00 holding 50% of the share equity of the Project Company and Party B’s investment of RMB 40,000,000.00 holding the other 50% of the share equity of the Project Company. The registered capital shall be offered at one time within the investing period pursuant to the rule of Industrial and Commercial Bureau.

3.3     The Project Company sets its Board of Directors, and the Board of Directors is the highest power organ in the Company. The Board of Directors sets one Executive Director authorized by Party A and one supervisor authorized by Party B.

3.4     The Project Company is applied to the General Manager Titled system under the Board of Directors. The Company appoints one general Manger suggested by Party B and one financial supervisor suggested by Party A. The general manager and financial supervisor shall be appointed by the Board of Director.

3.5     The Project Company is applied to Com-managing Financial system. The employees in financial department except the financial supervisor shall be authorized by both parties and appointed by the Project Company.

3.6     The continuous investment capital (not including the registered capital) for the operation of the Project Company shall be transferred to the Project Company by both Parties according to the share ratio held (50:50) in the form of Shareholder’s Loan within the transferring period according to the decision of the Board of Directors.

3.7     The profits acquired from the Project Company by both Party A and Party B shall be divided according to the share ratio (50:50) held by either Party.

3.8     If the Project Company fails to acquire the entire effective property(Nanjing Street Land) from the auction, both Parties agree to dismiss the Project Company. Both Parties shall take its own investment in the Project Company and Shareholder’s loan (if any) back during the action stated above. If the Project Company has happened any profit or loss during this period, then both parties shall together undertake and share the profit or loss according to the share ratio held (50:50).

Article 4.     Cooperative Requirement of Both Parties

4.1     Party A’s Obligation:

4.1.1     Inject registered capital to the Project Company according to Article 3.2.

4.1.2     Assist Party B to transact the enterprise registration in Industrial and Commercial Bureau.

4.1.3     Inject the continuous operational capital according to Article 3.6.

4.1.4     Assist the Project Company to transact all the approval procedures to the Project Company acquiring the certificates including but not limited in State-Land Use Right Certificate, Project Planning Land Permit, Construction Planning Permit, Construction Permit, and Housing Presale Permit for the Project’s construction.

4.1.5     During the development and construction of the Project, prompt the Project Company with the work such as water, electricity, gas, heating, communication, environment, fire distinguish, greening, industrial and commercial procedure, and tax and so on in order to ensure the successful carrying out of the Project, and through negotiation with governmental relevant organ to obtain the most profitable policy for the Project.

4.2     Party B’s Obligation:

4.2.1     Inject registered capital to the Project Company according to Article 3.2.

4.2.2     Assist Party A to transact the enterprise registration in Industrial and Commercial Bureau.

4.2.3     Inject the continuous operational capital according to Article 3.6.

4.2.4     Assist the Project Company to transact all the approval procedures to the Project Company acquiring the certificates including but not limited in State-Land Use Right Certificate, Project Planning Land Permit, Construction Planning Permit, Construction Permit, and Housing Presale Permit for the Project’s construction.

4.2.5     During the development and construction of the Project, assist the Project Company with the work such as water, electricity, gas, heating, communication, environment, fire distinguish, greening, industrial and commercial procedure, and tax and so on in order to ensure the successful carrying out of the Project, and through negotiation with governmental relevant organ to obtain the most profitable policy for the Project.

Article 5.     Liability for Breach

5.1     If either one of both Party A and Party B fails to inject all the payable investment within the investing period to the Project Company according to the rule of the Industrial and Commercial Bureau at one time according to the term in Article 3.2 in this Agreement, then the breaching Party shall pay an amount of RMB 1,000,000.00 as breach penalty to the other Party.

5.2     If either one of both Party A and Party B fails to inject all the payable continuous capital within the injecting period to the Project Company according to the decision of the Board of Directors according to the term in Article 3.6 in this Agreement, for each overdue day, the breaching Party then shall pay a 0.15% of the overdue part of the payment as breach penalty to the other Party.

Article 6.     Confidentiality

Any party shall be obliged to keep confidential the agreement or proceedings related to the agreement or any non public information of the other parties. Any party may disclose its obtained confidential information to some reasonable extension with prior written permission issued by the other parties, or in the instances of requirements from court, arbitration organ, government organ or relevant law, and with information to the other relevant parties by written notice.

This Agreement is agreed to be disclosed by both Parties in This Agreement;

The Disclosure to the manager, administrative stuff or employees for obtaining the necessary files, documents, and information stated above;

If necessary, the disclosure to the lawyers and auditors of either Party;

If necessary, and with the permission of other cooperative parties, any disclosure made to the professional organ or people for professional question consultant;

The disclosure has to be limited within the necessary condition, and the disclosing Party has to require the organ or the people who receives the files, documents, and information stated above to keep these documentations in confidential.

The confidential obligation in this Agreement shall have effectiveness to both Parties even after this Agreement is cancelled or terminated.

Article 7.     Serve with a Notice

The agreement stipulates that any notices or written correspondences from one party to the other parity may be sent in written by special person, posthaste delivery (Prepaid Postage) or facsimile to each party at following addresses or facsimile numbers:

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Party A:	Beijing Century Junhui Investment Ltd.
Address:	7F, Zhongtieke Building, No.2, Daliushu Road, Haidian District, Beijing
Fax Number:	010-5119 9813
Recipient:	YANG Wenhui

Party B:	Shenyang Xinchao Property Co., Ltd.
Address:	No.69, Heping North Street, Heping District, Shenyang
Fax Number:	024-22813000
Recipient:	YU Kunpeng

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Such as having been marked dates of accepted pieces on the return receipts upon arrival by posthaste delivery, having been confirmed arrival of the files by the sending reports printed after transmission upon the arrival by facsimile.

Article 8.     Applicable Law and Settlement of Dispute

8.1     Conclusion, effectiveness, explanation, implementation and dispute of the agreement shall apply to the applicable law of the PRC.

8.2     Any dispute arising from or in connection with this agreement shall be negotiated peacefully by party A and party B. Should no settlement be reached through negotiation, the case shall then be submitted for arbitration to Beijing International Economic and Trade Arbitration Commission and the rules of this commission shall be applied. The arbitral judgment is final and binding upon all the parties.

Article 9.     Validity, Amendment, Lifting and Termination of the Agreement

9.1     The agreement will be valid as of signing and sealing by Party A and Party B.

9.2     The Agreement can be amended or lifting or termination after signed other written agreements between Party A and Party B.

Article 10.     Others

10.1     Additional terms of this agreement shall have the same legal force and effect as the agreement.

10.2     This Agreement is written in four originals; each Party holds two. Each copy is of the same legal force and effect.

Party A:                                    Beijing Century Junhui Investment Ltd.

Representative (Signature):   YANG Wenhui

Date:

Party B:                                    Shenyang Xinchao Property Co., Ltd.

Representative (Signature):   YU Kunpeng

Date:   11/16/2007